Exhibit 99.1

INOVIO Reports Financial Results and Highlights for the Third Quarter 2022

•	Announced positive interim data for INO-3107 as a potential first-in-class treatment for Recurrent Respiratory Papillomatosis

•	Advanced strategy to focus on developing candidates that have the greatest opportunity for near-term success

•	Updates prior financial guidance and extends cash runway into first quarter of 2025

•	Company will hold investor call today at 4:30 PM ET

PLYMOUTH MEETING, PA – November 8, 2022 – INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and prevent infectious diseases, cancer, and diseases associated with HPV, today reported financial results for the quarter and nine months ended September 30, 2022. INOVIO’s management will host a live conference call and webcast at 4:30 p.m. Eastern Time today to discuss financial results and provide a general business update for the third quarter. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer, said, “INOVIO continues to implement its strategy of delivering the potential of DNA medicines to patients, focusing its resources on those candidates that have the greatest opportunity for near-term success. In the third quarter, INOVIO announced positive Phase 1/2 data for INO-3107, a promising DNA medicine candidate as a potential treatment for recurrent respiratory papillomatosis. These results are exciting to us because they build upon our ongoing work indicating that DNA medicines have the potential to treat HPV-associated diseases. We are also encouraged by other candidates in our pipeline, such as INO-5401, which has also shown positive results this year as a potential treatment for glioblastoma. We look forward to continuing to advance these programs as well as other pipeline programs for which we continue to anticipate data announcements in the coming months.”

Dr. Shea continued: “In the third quarter, we also continued our efforts to create a more focused company rooted in operational excellence and optimized capital and resource allocation. Our decision to discontinue our internally funded development of INO-4800 as a heterologous COVID-19 booster is in line with this strategy and we will deploy cost savings from this effort to the development of other promising candidates. We will also leverage the strengths and capabilities developed by our COVID-19 program across our portfolio, where appropriate, such as our new intradermal 3PSP investigational delivery device.”

Recent Corporate Highlights

Positive Phase 1/2 Trial Results INO-3107 – In the third quarter, INOVIO announced positive interim Phase 1/2 results for INO-3107 in participants with recurrent respiratory papillomatosis (RRP). In the open-label, multicenter trial (NCT:04398433), INO-3107 demonstrated statistical significance based on the clinical endpoint of a reduction in the number of RRP surgical interventions in the year following administration of INO-3107 compared with the year prior to treatment, in an initial cohort of 21 participants. In the trial, there was a median decrease of three (3) surgical interventions. (95% confidence interval 1, 3). In addition, 16 of 21 (76%) participants in the trial experienced a decrease in the number of surgical interventions in the year following administration of INO-3107 relative to the number of surgeries in the year prior to the trial. Of those 16 participants, six (29%) required no surgical intervention during the 52-week trial period.

In the trial, treatment with INO-3107 induced cellular responses against both HPV 6 and HPV 11, inducing both CD4 and CD8 T cells. T-cell responses were still observed at Week 52, indicating a persistent cellular memory response.

INO-3107 demonstrated a favorable safety and tolerability profile in the trial. Results from the second cohort of 11 participants are expected in the first half of 2023.

Internally Funded Development of INO-4800 Heterologous Boost Trials Discontinued – In October, INOVIO announced that following a comprehensive review of its portfolio, market conditions, and global demand for COVID-19 vaccines, it had discontinued internally-funded efforts to develop INO-4800 as a COVID-19 heterologous booster vaccine. INOVIO’s efforts towards the global COVID-19 pandemic response will continue through its participation in the Solidarity Trial Vaccines (STV) sponsored by the World Health Organization (WHO) and its preclinical work on a pan-COVID vaccine candidate. In addition, INOVIO’s partner Advaccine will continue to develop INO-4800 as a heterologous booster vaccine using its own resources. Future updates related to this trial will be provided by Advaccine.

Third Quarter 2022 Financial Results

As of September 30, 2022, cash and cash equivalents and short-term investments were $281.9 million compared to $401.3 million as of December 31, 2021. As of September 30, 2022, INOVIO had 249.5 million common shares outstanding and 268.7 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding options, restricted stock units, convertible preferred stock, and convertible debt.

INOVIO reported total revenue of $9.2 million for the three months ended, September 30, 2022, compared to $292,000 for the same period in 2021. The increase in revenue resulted from the fulfillment of obligations under its contract with the U.S. Department of Defense. Total operating expenses were $44.9 million compared to $60.2 million for the same period in 2021.

INOVIO’s net loss for the quarter ended September 30, 2022, was $37.8 million, or $0.15 per basic and diluted share, compared to net loss of $60.2 million, or $0.29 per basic and diluted share, for the quarter ended September 30, 2021.

Operating Expenses

Research and development (R&D) expenses for the three months ended September 30, 2022, were $33.1 million compared to $47.1 million for the same period in 2021. The decrease in R&D expenses was primarily related to lower drug manufacturing, outside services and clinical study expenses related to INO-4800 and VGX-3100, and lower engineering services and expensed equipment related to our CELLECTRA® 3PSP device array automation project. These decreases were offset by $8.2 million lower contra-research and development expenses recorded from grant agreements, among other variances.

General and administrative (G&A) expenses were $11.8 million for the three months ended September 30, 2022, versus $13.2 million for the same period in 2021. The decrease in G&A expenses was primarily related to a decrease in employee and consultant non-cash stock-based compensation, among other variances.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Financial Guidance

INOVIO is updating its prior guidance and now expects its cash runway to extend into the first quarter of 2025. This projection includes its cash burn estimate of approximately $45 million for the fourth quarter of 2022 and its ongoing expectation that cash burn will decrease incrementally from there into the first quarter of 2025. These projections do not include any funds that may be raised through the Company’s existing at-the-market program or other capital-raising activities.

Conference Call / Webcast Information

INOVIO’s management will host a live conference call and webcast at 4:30 p.m. ET today to discuss INOVIO’s financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from infectious diseases, cancer, and diseases associated with HPV. INOVIO’s DNA medicines in development are delivered using its investigational proprietary smart device to produce immune responses against targeted pathogens and cancers.

For more information, visit www.inovio.com.

About CELLECTRA® Delivery Technology

INOVIO’s DNA medicines are delivered into cells either intramuscularly (IM) or intradermally (ID) using its investigational proprietary CELLECTRA smart devices. CELLECTRA devices use brief (millisecond-long) electrical pulses to reversibly create tiny pores in the cell membrane, which enhance cellular uptake of DNA medicines. In 2022, with the support of the U.S. Department of Defense, INOVIO developed its next-generation ID delivery device, 3PSP, and an automated high throughput array manufacturing process.

Contacts

Investors & Media:

Gene Kim, (267) 589-9471, gene.kim@inovio.com

Thomas Hong, (267) 440-4298, thomas.hong@inovio.com

Forward-Looking Statements

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines and our expectations regarding our research and development programs, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, and expectations with respect to our cash resources and expected operating expenses into first quarter of 2025. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

INOVIO Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$21,988,239	$71,143,778
Short-term investments	259,894,898	330,170,940
Accounts receivable	2,442,866	5,466,850
Accounts receivable from affiliated entities	7,637,820	2,565,194
Prepaid expenses and other current assets	57,970,979	38,836,991
Prepaid expenses and other current assets from affiliated entities	273,211	261,192

Total current assets	350,208,013	448,444,945
Fixed assets, net	15,588,103	17,453,206
Investment in affiliated entity	2,129,992	3,906,796
Intangible assets, net	2,249,444	2,626,355
Goodwill	10,513,371	10,513,371
Operating lease right-of-use assets	10,577,077	11,571,026
Other assets	701,986	1,425,794

Total assets	$391,967,986	$495,941,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$74,147,792	$47,644,530
Accounts payable and accrued expenses due to affiliated entities	1,633,788	548,032
Accrued clinical trial expenses	13,485,846	10,326,266
Deferred revenue	—	21,628
Operating lease liability	2,820,862	2,603,956
Grant funding liability	2,709,953	4,559,721
Grant funding liability from affiliated entity	116,500	37,500

Total current liabilities	94,914,741	65,741,633
Deferred revenue, net of current portion	—	64,361
Convertible senior notes	16,301,352	14,959,647
Operating lease liability, net of current portion	13,312,383	15,459,559
Deferred tax liabilities	32,046	32,046
Other liabilities	710,348	14,826

Total liabilities	125,270,870	96,272,072

Stockholders’ equity:
Preferred stock	—	—
Common stock	249,484	217,382
Additional paid-in capital	1,700,717,489	1,609,589,797
Accumulated deficit	(1,433,384,645)	(1,209,855,522)
Accumulated other comprehensive loss	(885,212)	(282,236)

Total Inovio Pharmaceuticals, Inc. stockholders’ equity	266,697,116	399,669,421

Total liabilities and stockholders’ equity	$391,967,986	$495,941,493

INOVIO Pharmaceuticals, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue from collaborative arrangements and other contracts	$9,154,133	$291,698	$10,137,602	$935,643

Operating expenses:
Research and development	33,087,130	47,088,669	145,530,626	156,941,505
General and administrative	11,824,047	13,156,183	76,234,341	39,703,718

Total operating expenses	44,911,177	60,244,852	221,764,967	196,645,223

Loss from operations	(35,757,044)	(59,953,154)	(211,627,365)	(195,709,580)
Other income (expense):
Interest income	1,365,759	766,271	2,893,240	2,463,618
Interest expense	(313,488)	(476,374)	(940,464)	(1,456,134)
Loss on investment in affiliated entities	(305,061)	(21,999)	(1,776,804)	(573,656)
Net unrealized loss on available-for-sale equity securities	(1,833,284)	(455,299)	(10,641,026)	(1,166,764)
Other (expense) income, net	(940,778)	(28,486)	(1,097,294)	165,773

Net loss before share in net loss of Geneos	(37,783,896)	(60,169,041)	(223,189,713)	(196,276,743)
Share in net loss of Geneos	—	—	(2,165,213)	(434,387)

Net loss	$(37,783,896)	$(60,169,041)	$(225,354,926)	$(196,711,130)

Net loss per share
Basic and diluted	$(0.15)	$(0.29)	$(0.96)	$(0.95)

Weighted average number of common shares outstanding
Basic and diluted	249,351,023	210,304,836	234,634,724	207,455,684